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                                                        EXHIBIT 99(b)


                                            MCDONALD & COMPANY INVESTMENTS, INC.
SELECTED FINANCIAL DATA

                                                                   Fiscal Year Ended
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                                          March 28,         March 29,        March 31,         March 25,         March 26,
(In thousands, except per share amounts)    1997              1996             1995             1994*             1993*
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
Operations
   Revenues                              $ 261,497         $ 220,621        $ 177,726         $ 204,680        $ 173,817
   Income before income taxes               38,256            30,766           20,704            34,688           24,700
   Net income                               24,656            19,766           13,684            21,588           16,050
   Net income per share                       2.71              2.18             1.47              2.38             1.92
   Cash dividends paid per share            .36625              .335             .315              .288             .312

Financial position as of:                 March 28,         March 29,        March 31,         March 25,        March 26,
                                            1997              1996            1995              1994              1993
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
   Total assets                          $ 501,968         $ 471,101        $ 401,332         $ 590,578        $ 528,942
   Long-term borrowings                     25,000            25,000           25,000            25,000           38,055
   Stockholders' equity                    154,122           130,823          114,362           107,405           77,927

* All net income per share and cash dividends paid per share information has been adjusted for a 20% stock dividend paid during the fiscal year ended March 25, 1994.

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